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April 16, 2001

                                                        [LOGO OF VIACOM]

Dear Fellow Stockholder,

It is with great pleasure that we report on the year 2000, a momentous year in which we exceeded the financial and management goals we set for ourselves--and clearly demonstrated the power of the Viacom/CBS union.

Indeed, as we look back it's astounding how much was accomplished: We not only completed the merger and quickly integrated operations, but also continued to expand Viacom's presence in the fastest-growing areas of our business through internal growth and smart, accretive acquisitions. We bought more than two dozen radio stations and six outdoor businesses, and initiated the acquisitions of powerhouse cable television brand BET and the 36% interest in Infinity Broadcasting that we didn't already own. We began harnessing synergies in every corner of the company, leveraging every single programming, distribution, and advertising advantage we have to attract audiences and advertisers--and incremental dollars. We also bought back $1.95 billion of Viacom stock.

Our financial results clearly reflect those accomplishments: On a reported basis, full year 2000 revenues climbed 56% to $20.04 billion and EBITDA rose 69% to $3.54 billion. On full year 2000 pro forma revenues of $23.36 billion, EBITDA exceeded our target of $5 billion to a record $5.02 billion, an 18% increase over 1999. Our fastest-growing businesses--cable networks, broadcast television, and Infinity--generated double-digit ad sales and cash flow growth, outperforming their respective industries.

We're proud of our ability to churn out prodigious amounts of free cash flow because that is what ultimately translates into shareholder wealth. In fact, we turned 50% of our pro forma EBITDA into free cash flow in 2000. Total pro forma free cash flow was up more than 170% to $2.5 billion in 2000, giving us tremendous flexibility to make cash flow accretive acquisitions, to pay down debt, and to buy back stock. In upgrading our debt to single A minus, Standard & Poor's recently cited our strong cash flow growth, as well as our consistent and strategic use of equity and financial discipline.

As for our operating results, the accomplishments are as impressive as the numbers:

In the Television Segment, the CBS Television Network continued its extraordinary performance, strengthening its ratings in key demographics and reducing its median age. Its summer reality series Survivor turned out to be a huge hit, transforming the face of network television. Building on that momentum, CBS turned out the strongest freshman class of the new season, with the No. 1 and No. 2 new dramas, CSI: Crime Scene Investigation and The District, respectively, and one of the top new comedies, Yes, Dear. Nickelodeon's Nick Jr. on CBS was No. 1 with young viewers, tripling CBS's key kid demographics on Saturday morning. In late night, Late Show with David Letterman and Late Late Show with Craig Kilborn posted year-to-year increases. 60 Minutes maintained its
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position as the top newsmagazine. In sports, CBS turned in another winning performance, with top properties like the NFL, The Masters, and the NCAA Final Four.

CBS continues to make dramatic gains in 2001, spurred by Super Bowl XXXV, a February Sweeps victory, the NCAA Tournament, The Grammys, and the winning combination of Survivor: The Australian Outback and CSI on Thursday nights, the most profitable night on television. CBS moved ahead of the competition into the No. 1 spot in households, viewers, and key adult demos.

The CBS Television Stations Division performed strongly in 2000. With six major-market duopolies and coverage in every one of the Top 10 markets and 18 of the Top 20, our 35-station group ranks No. 1 in delivering local audiences by a large margin.

UPN continued its growth trajectory, with double-digit ratings growth in adults 18-49 for the year, driven by its strategy of aiming at young male demographics with WWF Smackdown! and other male-oriented action shows.

Television also benefited from the production and syndication strength of its Paramount Television, King World, and CBS Enterprises units. Viacom churns out more than two dozen hours of primetime programming, including such hits as Frasier, Judging Amy, and Becker. Add our first-run syndicated shows--Oprah, Wheel of Fortune, Jeopardy!, Judge Judy, Entertainment Tonight--and total production jumps to over 75 hours. We have the top five regularly scheduled shows in first-run, and are a force in off-network syndication, with 20 hits like Frasier, Walker, Texas Ranger, and Sabrina: The Teenage Witch.

Our Cable Networks Segment continued to generate superior financial results, with double-digit revenue and EBITDA growth. MTV Networks' core brands of MTV, VH1, and Nickelodeon attracted record audiences. MTV has been the No. 1 cable network for its core 12- to 24-year-old audience for 16 consecutive quarters; VH1 posted the highest concentration of 18-49s in cable; and Nickelodeon finished its fifth year as the highest-rated cable network and the top network for kids 2-11. TV Land, with over 50 million subscribers, continued its remarkable growth story with gains in revenues, subscribers, and cash flow, led by ad sales gains of 70%.

CMT and TNN made great progress as part of MTV Networks. CMT gained subscribers and TNN has been re-branded The National Network, the television destination for the best in pop entertainment. With help from powerhouse programming from WWF, TNN shot into the Top 10 in primetime in adults 18-49, ranking No. 8 at the end of 2000, up from No. 19 the year before.

And let's not forget our emerging networks, which continued to grow rapidly and will benefit from the installation of digital broadband networks, including MTV2, now in 32 million homes, and MTV Networks' Suite of digital music and kids services.

Internationally, MTV is ubiquitous, with 30 channels reaching more than 330 households in 140 countries and growing briskly. Recent launches include MTV Spain, MTV France, MTV Netherlands, and MTV Japan. Nickelodeon is growing rapidly overseas as well, with 21 channels reaching 300 million homes. Nick launched in Hungary and New Zealand last year, recently debuted in Singapore, and will soon enter China.

Black Entertainment Television, which joined the Viacom family in January 2001, is a powerful, well-established brand with significant potential for growth in advertising revenue, distribution, and affiliate fees. BET is in 14 countries overseas, and will steadily expand its presence.

In the premium cable television category, Showtime continued to push the boundaries of television with edgy, award-winning programming that fueled subscriber growth and double-digit EBITDA gains.
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Our Infinity Segment continued to demonstrate that radio and outdoor advertising are a powerful and profitable combination. By pairing these assets in many major markets, and complementing them with our major-market television stations, we offer advertisers valuable exposure that no other media company can match. In 2000, Infinity enjoyed double-digit pro forma revenue and EBITDA growth, generated by across-the-board sales increases at both radio stations and outdoor advertising businesses. By buying in Infinity's outstanding shares, Viacom will now fully benefit from the more than $1 billion in net free cash flow that Infinity generates annually.

Infinity's radio operations are distinguished by very high margins and minimal capital expenditures, and is superbly positioned to outperform the industry:
More than 90% of its more than 180 stations are in major markets. In 30 of its 41 markets, Infinity ranked first or second and captured over 25% of the revenue in 2000. Infinity operated six of the nation's top 10 radio stations, including the No. 1-billing AM station, WFAN New York, and the No. 1-billing FM station, WXRK New York. Infinity completed acquisitions of 26 radio stations last year, adding seven new Top 50 markets.

Infinity's outdoor group, comprised of Infinity Outdoor and TDI, is the world's largest out-of-home advertising operation. In 2000, the group made a big push overseas, acquiring outdoor advertising companies in Italy, France, Holland, Canada, and Finland. In the U.S., TDI expanded its highly successful "station domination" advertising package, which allows a single advertiser to blanket a municipal transit hub--a train or bus station--with its campaign.

The Entertainment Segment benefited from another high-profile and high-profit performance at the Paramount studio, with such hits as Mission: Impossible 2, the biggest worldwide box office success in 2000, grossing over $545 million. The studio also successfully released What Women Want with Mel Gibson, Nickelodeon's Rugrats in Paris, and MTV Films' The Original Kings of Comedy, as well as home video successes Mission: Impossible 2, Snow Day, and Shaft. We're excited about our 2001 slate, which kicked off with the hit Save the Last Dance, MTV's hip-hop musical drama, which has generated nearly $90 million and cost just $23 million to produce. Potential blockbusters include the Simon West film Tomb Raider and Tom Cruise's romantic comedy Vanilla Sky.

Paramount Parks continued its legacy of opening first-of-a-kind roller coasters, such as Son of Beast, the world's tallest, fastest, and only looping wooden coaster, and Stealth, the world's first "flying" coaster, as well as capitalized on synergies by opening Nickelodeon Central, a three-acre themed area based on Nickelodeon characters, and Survivor LIVE events, including castaway appearances.

In the Video Segment, Blockbuster reported strong financial results, achieving its third consecutive year of same-store revenue growth, boosting its share to 36% of the video rental market, and posting its best holiday season ever. Far and away the leader in rentable home entertainment, Blockbuster is benefiting from the brisk growth of DVD rentals--already commanding over 40% of the domestic DVD rental market ... and counting.

Blockbuster also has been staking its claim in new home entertainment arenas, including satellite pay-per-view and video-on-demand. Blockbuster sold over 100,000 units for DirecTV in the last three months of 2000, establishing itself as one of DirecTV's top retailers and generating residual revenue and more traffic for our stores. Blockbuster intends to co-brand DirecTV's pay-per-view movie channels later this year, positioning its brand in the pay-per-view marketplace. Blockbuster also recently announced an important strategic alliance with RadioShack for a consumer electronics "store within a store" concept at Blockbuster locations.
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The Internet is another vital piece of the Viacom growth story. While business models continue to evolve, we have carved out a rational and growing position. The MTVi Group--20 sites for music fans worldwide--was the No. 1 music entertainment network on the Web in 2000. Nickelodeon Online consists of six sites for kids and parents. We recently moved CBS.com and CBS News.com under their respective programming umbrellas, in line with our strategy to keep our online brands close to their television brands. We also have significant positions in high-profile sites for sports, entertainment, finance, and health.

In Publishing, Simon & Schuster continued to rack up bestsellers with 87 on the New York Times list in 2000, including Stephen King's Hearts in Atlantis and Gary Zukav's Seat of the Soul. Seven titles hit No. 1 on the list, including Mary Higgins Clark's Before I Say Goodbye and Linda Cobb's Talking Dirty with the Queen of Clean. In addition, S&S published its first full season of e-books, featuring titles from every S&S division.

As Viacom stockholders, you can count on us to manage this company with one clear objective: creating shareholder wealth. We will grow revenues, while holding the line on expenses. We will generate significant free cash flow. We will make smart internal investments and strategic, accretive acquisitions in core fast-growth operations. And we will continue to build value through share purchase initiatives, such as our completed $1 billion program and our newly announced $2 billion program.

Viacom will also maintain its strong heritage of positive corporate citizenship- -through the quality of the content we create, through support of important causes, through efforts to promote diversity, and through continued commitment to independence and excellence in news programming and serving the local communities in which we broadcast.

Above all, you can count on Viacom to continue to distinguish itself both creatively and financially--no matter what the economic or competitive challenges. We have the best creative and sales talent in the business and you can count on us to outperform the industry ... to stand apart from our peers ... to stay ahead of the pack.

We'd like to thank our incredible management team and employees worldwide for making 2000 a record-setting year--and thank you for your continuing investment and support. Viacom is one of the most remarkable growth stories in our industry today--a distinction we intend to hold for many years to come.


Sincerely,


/s/ Sumner M. Redstone                  /s/ Mel Karmazin

Sumner M. Redstone                      Mel Karmazin
Chairman of the Board and               President and
Chief Executive Officer                 Chief Operating Officer



PS: We invite you to visit the Viacom site on the World Wide Web
(http://www.viacom.com).